ROPES & GRAY LLP
PRUDENTIAL TOWER
800 BOYLSTON STREET
BOSTON, MA 02199-3600
WWW.ROPESGRAY.COM

January 27, 2016

Baron Investment Funds Trust

767 Fifth Avenue, 49th Floor

New York, NY 10153

Ladies and Gentlemen:

We are furnishing this opinion in connection with the Registration Statement on Form N-1A (the “Registration Statement”) being filed on January 28, 2016 by Baron Investment Funds Trust (the “Trust”) under the Securities Act of 1933, as amended, for the registration of an indefinite number of Class R6 shares of beneficial interest (the “Shares”) of Baron Asset Fund, Baron Growth Fund, Baron Small Cap Fund, and Baron Fifth Avenue Growth Fund (each a “Fund,” and collectively, the “Funds”), each a series of the Trust.

We have examined the Trust’s Agreement and Declaration of Trust and amendments thereto on file at the office of the Secretary of The Commonwealth of Massachusetts (collectively, the “Agreement and Declaration of Trust”) and the Trust’s By-Laws. We have examined copies of the Registration Statement, in the form filed with the Securities and Exchange Commission, and such other documents as we deem necessary for the purpose of this opinion.

We assume that upon sale of the Shares the Trust will receive the net asset value thereof.

Based upon the foregoing, we are of the opinion that the Trust is authorized to issue an unlimited number of Shares of each Fund; and that when such Shares are issued and sold, they will be validly issued, fully paid and nonassessable by the Trust.

The Trust is an entity of the type commonly known as a “Massachusetts business trust.” Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Agreement and Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each agreement, obligation, or instrument entered into or executed by the Trust or its trustees. The Agreement and Declaration of Trust provides for allocation of the assets and liabilities of the Trust among its portfolio series, and further provides for indemnification out of the property of a portfolio series for all loss and expense of any shareholder of the portfolio series held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of a shareholder’s incurring financial loss on account of shareholder liability is limited to circumstances in which the portfolio series itself would be unable to meet its obligations.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP